UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): September 12, 2006
Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

0-21258	59-2389435

(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966

(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     Effective September 12, 2006, Chico’s FAS, Inc., a Florida corporation (the “Company”), entered into a letter agreement with Michele M. Cloutier as its new Executive Vice President and General Merchandise Manager for the Chico’s brand, which provides for an annual salary and certain other benefits. Pursuant to the letter agreement, Ms. Cloutier’s base salary is $575,000 and is subject to annual increases as set from time to time by the Company’s Board of Directors. Upon commencement of employment, Ms. Cloutier was awarded a sign-on bonus of $125,000, which is subject to repayment if Ms. Cloutier voluntarily resigns from the Company within 12 months of her start date. Additionally, upon commencement of employment, Ms. Cloutier was awarded 50,000 of nonqualified stock options and 15,000 shares of restricted stock. Ms. Cloutier is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan, with a minimum target bonus, if earned, equal to 60% of her base salary and a maximum target bonus of 120% of her base salary. Under the terms of the letter agreement, the Company contracted to employ Ms. Cloutier for no specified employment term, but included a 12 month continuation of base salary if employment is terminated without good cause, with such severance arrangement subject to override if the Company were to adopt a severance plan applicable to all officers.
     The foregoing description of the letter agreement is not complete and is qualified in its entirety by reference to the full text of such agreement.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit 10.1	Employment letter agreement between the Company and Michele M. Cloutier, with employment commencing on September 12, 2006

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.
Date: September 12, 2006	By:	/s/ Michael J. Kincaid
Michael J. Kincaid, Senior Vice President —
Finance and Chief Accounting Officer and Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
Exhibit 10.1	Employment letter agreement between the Company and Michele M. Cloutier, with employment commencing on September 12, 2006